Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 14, 2018, with respect to the consolidated financial statements of Elite Comfort Solutions, Inc. included in the Current Report on Form 8-K/A of Leggett & Platt, Inc. filed on February 28, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Leggett & Platt, Inc. on Form S-3 (No. 333-223621) and on Forms S-8 (Nos. 333-82524, 333-150758, 333-157536, 333-166960, 333-181432, 333-203992, 333-203995, 333-210077, and 333-228189).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina
February 28, 2019